EXHIBIT INDEX

1.6 Resolution of the Board of Directors of IDS Life Insurance Company establishing 112 additional subaccounts within the separate account, dated Feb. 11, 2002.

9. Opinion of counsel and consent to its use as the legality of the securities being registered.

10.      Consent of Independent Auditors.